Exhibit 10.8

Project: Genmar Indicative Term Sheet

Indicative Terms

for the Sale and Leaseback

of three handymax product tankers

“Genmar Concord”, “Stena Contest”, and “Stena Concept”

for General Maritime Corporation

Date: January 7, 2011

This indicative term sheet sets forth the non-binding indicative terms of a potential sale/leaseback transaction being considered  by the parties and is not a binding contract, except with respect to the sections entitled “Upfront Fee”, “Expenses” and “Confidentiality”. None of the parties will be legally obligated by any other terms contained herein.

Vessels:

Genmar Concord, a 47,400 dwt, IMO II, 2004 Uljanik built product tanker Stena Contest, a 47,400 dwt, IMO II, 2005 Uljanik built product tanker Stena Concept, a 47,400 dwt, IMO II, 2005 Uljanik built product tanker

Owner/Buyer:	Northern Shipping Fund I LLC or nominees (“Northern”), and one other investor.

Purchase Price:	Buyer to acquire the Vessels for the purchase price of $21,000,000 each, and for a total price of $63,000,000.

Seller/Bareboat
Charterer(s):

Single purpose companies, 100% owned by General Maritime Corporation. Subject to the terms and conditions contained herein, the Bareboat Charterer (singular or plural hereafter) will accept the Vessels for employment under his services in accordance with the terms and conditions of a Bareboat Charter Party (Barecon 2001), including rider clauses as they may be agreed upon between the Owner and the Bareboat Charterer. Bareboat Charter Party to be finalized at least five working days prior to the Delivery Date of the Vessels.

Employment Type:	Bareboat Charter, hell and high water, back-to-back, commencing on the Delivery Date of the Vessels.

Bareboat
Charterer Guarantor:	General Maritime Corporation (the “Guarantor”).

Guarantee:	Subject to the completion of all actions required to satisfy Clause 3.8 of the Guarantors Indentures, Bareboat Charterer Guarantor to guarantee the obligations of the Seller/Bareboat Charterer.

Delivery Date:	The date on which the Vessels are delivered to the Owner, but never later than January 31, 2011 for the Genmar Concord and Stena Contest, and not later than February 15, 2011 for the Stena Concept.

Bareboat
Charter Period:	84 months, commencing from the Delivery Date of the Vessels.

Bareboat Rate:	The following net daily Bareboat Rate per Vessel will apply:

Period	Daily Bareboat Rate
Year 1 and 2	$6,500/d
Year 3,4,5,6,7	$10,000/d

Northern Fund Management America LLC as agent to Northern Shipping Fund Management Bermuda, Ltd; the sole investment advisor to Northern Shipping Fund 1 LLC.

The Bareboat Rate shall be payable monthly in advance, for the first time on the Delivery date, and monthly thereafter.
Interest on late payments shall accrue at a rate equal to the one month LIBOR rate plus 2%.

Upfront fee:

2% over the Purchase Price, payable $375,000 upon signing of this Indicative Term Sheet, non refundable unless (i) Northern does not obtain Board approval or (ii) in case Northern is not able to fund the transaction and Seller/Bareboat Charterer(s) are willing and able to proceed on the terms described herein (including the ability to fulfil the conditions described herein) in which case Northern will repay in full the amount paid under this paragraph and expenses under “Expenses” below, and the remaining upon delivery of the first Vessel.

Call Options:	The Bareboat Charterer shall have the right to purchase (“Call”) the Vessel on an “as is where is” basis in accordance with the below table:

Call Option Date	Call Option Price/Vessel
End of year 2	$24,000,000
End of year 3	$21,000,000
End of year 4	$19,500,000
End of year 5	$18,000,000
End of Year 6	$16,500,000
End of Year 7	$15,000,000

Such Call Option to be declared at the Bareboat Charterer’s option, at least three months prior to the end of the Call Option Date.

Non-Exercise of
Call and Redelivery:

If the Call Option is not exercised by the Bareboat Charterer, the Bareboat Charterer shall allow the Owner to market the Vessels and arrange for inspections of the Vessels by potential buyers during the last 4 months of the Bareboat Charter Period. The Vessels will be redelivered to the Owner at a port to be declared by the Owner, free of class recommendations, with class documents valid for at least three months, and no drydocking due within six months from redelivery.

Covenants/Conditions:

•                  Owner at its sole expense shall have the right to sell part or all of the project including an assignment of the Bareboat Charter Party during the term of this agreement to a party reasonably acceptable to the Bareboat Charterer.

•                  Bareboat Charter cross default with other Guarantor default related to Net Debt to EBITDA covenant defaults under any indebtedness in excess of $10 mio and payment defaults or acceleration under any indebtedness in excess of $10 mio, which defaults shall remain unwaived/unrepaired or unrepaid after a maximum period of 60 days, except in the case of cross acceleration where the Owner can act simultaneously.

•                  Employment fixtures of 12 months or longer at charter rates below breakeven (the bareboat rate plus operating expenses) to be reasonably acceptable to the Owner.

•                  All Bareboat Charter payments to be made in full and for the account of the Owner. Such payments shall be made without any offset or counterclaim and free and clear of any deduction or withholding whatsoever;

•                  Bareboat Charterer to provide the Owner, at least once a year, with a survey report, prepared by the Bareboat Charterer of the Vessel at the Bareboat Charterer’s expense; Survey report should provide a fair representation of the technical condition of the respective Vessel, including photographs of the relevant parts of the Vessel (engine room, tanks, ballast tanks, deck area, and housing area), a written summary from the Bareboat Charterer’s technical representative, and a summary of the conditions of class)

•                  Vessels to be owned in the Marshall Islands and to fly Marshall Islands Flag, or such other flag reasonably acceptable to the Owner.

•                  Owner to have the right to inspect the Vessels, review the Vessels’ operating and or insurance records at any time during the Bareboat Charter Period. Owner to indemnify the Bareboat Charterer while Owner’s representative is onboard the Vessels. Any expense associated with aforementioned items, will be for the account of the Owner, Owner will use its best efforts not to interfere with the operation of the Vessel.

•                  Bareboat Charterer will ensure that the Vessels are appropriately classed by an acceptable Classification Society at all times;

•                  Ship manager shall at all times comply with all relevant international and domestic regulations pertaining to the operation of ships, including but not limited to the ISM and ISPS code;

•                  Failure of the ship manager to comply with the above, will constitute an event of default by the ship manager and the Bareboat Charterer upon Owner’s request will change the ship manager to a ship manager reasonably acceptable to the Owner. Any such change in ship manager will be subject to the receipt of all consents or amendments, in form and substance satisfactory to the Guarantor and Bareboat Charterer, required under the Vessel charters. Guarantor and Bareboat Charterer will use reasonable efforts to obtain any such consents or amendments.

•                  Failure of the commercial manager to comply with customary duties as defined by industry’s common practice will constitute an event of default by the commercial manager and the Bareboat Charterer upon Owner’s request will change the ship manager to a commercial manager reasonably acceptable to the Owner. Any such change in ship manager will be subject to the receipt of all consents or amendments, in form and substance satisfactory to the Guarantor and Bareboat Charterer, required under the Vessel charters. Guarantor and Bareboat Charterer will use reasonable efforts to obtain any such consents or amendments.

•                  Bareboat Charterer to cooperate with the Owner and Owner’s bank should the Owner obtain financing from a bank, subject to the Bareboat Charterer receiving the customary right of quiet enjoyment.

•                  The Guarantor shall provide: (a) annual audited financial statements within 120 days of their financial year end (b) Quarterly financial statements including selected footnotes within 60 days of the end of each respective period;

•                  The Bareboat Charterer shall provide unaudited annual financial statements within 120 days of the financial year end and unaudited quarterly financial statements 60 days at the end of each respective period. These statements to be audited in case so required by the financing bank (if any are obtained by the Owners) or regulatory authorities. The Bareboat Charterer shall ensure that at all times the

Vessels are properly and adequately insured, Such insurance shall include the following: a) P&I cover; b) H&M and War Risks; and c) Lessors’/Owners’ Liability Insurance (including Additional Perils Pollution) and d) other insurance customarily required to keep the Vessels properly and adequately insured

Negative Covenants:

Usual and customary for transactions of this type including but not limited to the following:

•                  No change of ownership or control of the Seller/Bareboat Charterer.

•                  No material change of business activity of the Seller/Bareboat Charterer.

•                  No change of class, management or flag over the Vessels without the prior written consent of the Owner.

•                  Seller/Bareboat Charterer compliance with laws, except for any non compliance as would not have a material adverse affect.

•                  No mergers, consolidations involving the Seller/Bareboat Charterer. No additional indebtedness for borrowed money or issuance of guarantees by the Seller/Bareboat Charterer.

•                  Seller/Bareboat Charterer shall not permit any additional encumbrances or liens against the Vessels other than in the ordinary course of the business in connection with the operation of the Vessel, which arise by operation of law or are customarily permitted. Such liens and encumbrances to be permitted only for a maximum period of 60 days.

•                  Bareboat charterer shall have no business interest other than the Bareboat Charters and the related sub-employment.

Securities:

•                  Assignment of Hull and Machinery and H+M War Risks insurances. Bareboat Charterer to take out insurances, with Owners to be Co-insured under the H+M and H+M War Risks insurance policies. In case proceeds from an H+M and H+M War Risks insurance claim exceeds $2 mio, payment to Bareboat Charterer to be approved by Owners. In ease part of the collision liability and fixed and floating object liability is insured under the P&I insurance a Letter of Undertaking, including a loss payable clause in favor of the Owner, from the respective insurance company will be required.

•                  Guarantee

Default:                                                                              Events of Default customary for this type of transaction, including but not limited to:

•                  Bareboat Charterer failure to pay the Bareboat Rate.

•                  Bareboat Charterer or Guarantor becomes insolvent, bankrupt or is placed in liquidation.

•                  Bareboat Charterer or Guarantor defaults on any of its obligations under the Bareboat Charter and such Default is not cured within 10 business days of receipt of written notice by the Owner, provided however that such cure period shall be 3 days for any payment default.

•                  Cross default with indebtedness of the Seller/Bareboat Charterer

•                  Bareboat Charter cross default with other Guarantor default related to Net Debt to EBITDA covenant defaults under any indebtedness in excess of $10 mio and payment defaults or acceleration under any indebtedness in excess of $10 mio, which defaults shall remain unwaived /unrepaired or unrepaid after a maximum period of 60 days, except in the case of cross acceleration where the Owner can act simultaneously.

•                  Any material adverse change in the financial position of the Seller/Bareboat Charterer or Guarantor such that the position to satisfy their obligations under the Bareboat Charter shall be impaired.

•                  Failure to perform under the Call Option in the event any of these have been exercised.

Closing Conditions:              Usual and customary for transactions including:

•                  Guarantor and Bareboat Charterer have received all consents or amendments, in form and substance satisfactory to them, required under the existing charters for the Vessels.

•                  Northern Board Approval, to be lifted within three business days from signing of this term sheet;

•                  Satisfactory due diligence on the Bareboat Charterer and Guarantor;

•                  Satisfaction with the terms and conditions of the MOA’s, Bareboat Charters, Bareboat Charter Guarantee and other relevant documents for Vessels to be signed simultaneously.

•                  Satisfactory “hell and high water” Bareboat Charter (Barecon 2001).

•                  Execution and delivery of all documentation in form and substance satisfactory to the Owner;

•                  Receipt of an independent insurance report confirming that all insurances are satisfactory;

•                  Satisfactory inspection of the Vessels;

•                  No material adverse change;

•                  Receipt of legal opinions customary for the transaction contemplated herein.

Expenses:                                                                   All out of pocket costs, fees and expenses related to this transaction, including but not limited to those relating to Vessel inspections (this expense to be shared 50/50 between Owner and bareboat Charterer), Vessel valuations, insurance review, and legal/closing expenses, shall be for the account of the Seller/Bareboat Charterer. Such expenses shall be reimbursed and/or paid by the Seller/Bareboat Charterer regardless of whether the transaction is actually completed or documentation signed or, except as provided in “Upfront Fee”, Owner’s Board Approval is obtained.

Information:                                                       The Seller/Bareboat Charterer and Guarantor shall also, at the request of the Owner, which is based on the requirement from the financing bank (if any are obtained by the Owners) or regulatory authorities, furnish any other documents and information, including Know Your Customer (“KYC”) as may be reasonably requested by the Owner before and during the entire life of the Bareboat Charter Period.

Confidentiality:                                      Each party hereto agrees to keep strictly confidential and not to disclose to any other person, other then to affiliates, co-investors, lawyers, surveyors, agents or other third parties who need to know such information in connection with the transaction (and who will be informed to keep such information confidential herein for the benefit of the other party), any information regarding the transactions contemplated herein (including that discussions or negotiations are taking place) or furnished by or on behalf of the other party in connection with the transactions contemplated herein, except as required by law or regulation.  In the event that any such disclosure is required by law or regulation, such party shall use reasonable efforts to consult with the other party prior to making such disclosure.

Law:                                                                                                                       New York law.

Language:                                                                                        All documents shall be in the English language.

Legal Counsel:                                                                 TBD

The Indicative Term Sheet, dated January 6, 2011, between the parties hereto is hereby terminated and superseded in its strictly hereby. This indicative offer will be valid until Friday January 7, 2011.

Northern Fund Management America LLC as agent for Northern Shipping Fund Management Bermuda, Ltd.

By:

Date:

For acceptance:

General Maritime Corporation

By:	/s/ Jeffrey D. Pribor

Date: 1/7/11